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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                                 CompuRAD, Inc.

                                (NAME OF ISSUER)


                                  Common Stock

                         (TITLE OF CLASS OF SECURITIES)


                                   20482A 10 2

                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

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-----------------------------                          -------------------------

CUSIP NO.  20482A 10 2                    13G               PAGE 2 OF 5 PAGES
-----------------------------                          -------------------------

-------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Berman, Phillip     S.S. # ###-##-####
        Berman, Judy        S.S. # ###-##-####
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                                                                        (b)  X
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Phillip Berman and Judy Berman - United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES    5   SOLE VOTING POWER
   BENEFICIALLY          0
   OWNED BY EACH    -----------------------------------------------------------
     REPORTING       6   SHARED VOTING POWER
   PERSON WITH           517,500
                    -----------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                         0
                    -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                         517,500
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        Berman, Phillip    517,500
        Berman, Judy       517,500
-------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        Berman, Phillip     13.4%
        Berman, Judy  13.4%
-------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        Berman, Phillip     = IN
        Berman, Judy        = IN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT


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CUSIP No. 20482A 10 2                                                Page 3 of 5
Pages

ITEM 1.
      (a)   Name of Issuer
            CompuRAD, Inc.

      (b)   Address of Issuer's Principal Executive Offices
            1350 North Kolb Road
            Tucson, Arizona 85715

ITEM 2.
      (a)   Name of Person Filing
            Berman, Phillip and Berman, Judy

      (b) Address of Principal Business Office or, if none, Residence 1350 North Kolb Road
            Tucson, Arizona 85715

      (c)   Citizenship - United States

      (d)   Title of Class of Securities
            Common Stock

      (e)   CUSIP Number
            20482A 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:
      This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.  OWNERSHIP
      (a)   Amount Beneficially Owned

            Phillip and Judy Berman beneficially own a total of 517,500 shares of common stock through their limited partnership, Sequoia Investments Limited Partnership, the general partner of which is the
            P. Berman Family, LLC, the members of which are Phillip and Judy Berman.

      (b)   Percent of Class

            Phillip and Judy Berman beneficially own 13.4% of CompuRAD, Inc. common stock.

      (c)   Number of shares as to which such person has:


                  (i)   sole power to vote or to direct the vote: 0

                  (ii) shared power to vote or to direct the vote: Phillip Berman and Judy Berman share 517,500 shares of common stock

                  (iii) sole power to dispose or direct the disposition of: 0

                  (iv)  shared power to dispose or direct the disposition of:
                        Phillip


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CUSIP No. 20482A 10 2                                                Page 4 of 5
Pages

                        Berman and Judy Berman share 517,500 shares of common stock

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
        Not Applicable.

CUSIP No. 20482A 10 2                                                Page 5 of 5
Pages

ITEM 10.
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   2/11/97                                             2/11/97
--------------------------------                --------------------------------
            Date                                            Date


  /s/Phillip Berman                               /s/Judy Berman
--------------------------------                --------------------------------
         Signature                                       Signature


     Phillip Berman                                  Judy Berman
--------------------------------                --------------------------------
         Name/Title                                      Name/Title